Exhibit 10.1

April 8, 2020

PERSONAL AND CONFIDENTIAL

Louis G. Conforti
4857 South Greenwood Ave
Chicago, IL 60615

Dear Lou:

Re: Temporary Base Salary Adjustment

As you know, Washington Prime Group Inc. (the “Company”) is facing extraordinary challenges caused by unprecedented events around the world related to the coronavirus (COVID-19) pandemic. In order to meet these challenges, we must come together and do what is necessary to help ensure the long-term success of the Company. With that goal in mind, the Company and certain Company senior executives (including you) have agreed to temporarily reduce the executives’ base salaries. This letter agreement amends the Amended and Restated Employment Agreement by and between you and the Company dated as of August 2, 2019 (the “Employment Agreement”) in order to reflect such temporary base salary adjustment.

In accordance with the above, you and the Company each hereby agree and acknowledge that:

1.	Effective as of April 5, 2020, your annual rate of base salary, as reflected in Section 2(b)(i) of the Employment Agreement, shall equal $675,000.00.

2.

Such adjusted annual rate of base salary shall remain in effect until the earliest to occur of: (a) end of business on September 30, 2020; (b) immediately preceding a Change in Control (as defined in the Washington Prime Group, L.P. 2019 Stock Incentive Plan); or (c) a date determined by the Compensation Committee of the Board of Directors of the Company, at which time your annual rate of base salary shall automatically revert to the annual rate of base salary in effect prior to the salary adjustment reflected herein (the “Interim Period”).

3.

Notwithstanding the terms of the Company’s executive bonus plan in effect as of the date hereof (which is based on the actual amount of base salary paid during 2020, not the annualized salary rate), the calculation of your Annual Bonus (as defined in Section 2(b)(ii) of the Employment Agreement) when factoring in the Interim Period for fiscal year 2020 will be based on the presumption that your annual rate of base salary during the Interim Period is equal to your annual rate of base salary immediately prior to the Interim Period (and not your actual rate of base salary during the Interim Period).

4.

Notwithstanding the terms of the Employment Agreement, the base salary adjustment reflected herein shall not constitute an event of “Good Reason” under Section 3(c) of the Employment Agreement and you hereby waive any right on this one-time basis you may have to resign for Good Reason as a result of such base salary adjustment. The waiver in the preceding sentence shall not apply to any future base salary adjustments, if any, after the Interim Period.

*     *     *

Except as otherwise provided herein, the Employment Agreement shall remain unaltered and of full force and effect. By signing below, you hereby agree to and acknowledge the amendment of the Employment Agreement as forth herein.

Sincerely, /s/ Mark E. Yale Mark E. Yale EVP, Chief Financial Officer

ACCEPTED AND AGREED TO

as of the date first written above:

Louis G. Conforti

By: /s/ Louis G. Conforti